Exhibit 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Mark Sutherland
T + 1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E mark.sutherland@grace.com

GRACE REPORTS THIRD QUARTER ADJUSTED EPS

OF $1.16 PER DILUTED SHARE

•      Net sales increased 26.7 percent to $864.2 million

•      Adjusted EBIT increased 55.3 percent to $141.9 million

•      Grace Net Income increased 48.1 percent to $81.3 million or $1.07 per diluted share

•      Adjusted EBIT ROIC increased to 34.2 percent

•      Outlook for 2011 Adjusted EBIT remains $465 million to $480 million

COLUMBIA, Maryland, October 25, 2011 — W. R. Grace & Co. (NYSE: GRA) announced third quarter earnings of $81.3 million, or $1.07 per diluted share.  Comparable earnings for the prior-year quarter were $54.9 million, or $0.74 per diluted share.  Adjusted EPS of $1.16 per diluted share increased 52.6 percent from $0.76 per diluted share in the prior-year quarter.

Earnings for the nine months ended September 30, 2011, were $211.3 million, or $2.80 per diluted share, compared with $162.2 million, or $2.17 per diluted share, in the prior-year period.   Adjusted EPS of $3.06 per diluted share increased 54.5 percent from $1.98 per diluted share in the prior-year period.

“I am pleased with our performance this quarter.  Our earnings growth reflects the high value of our products and the success of our business teams in responding to changing customer requirements and changes in our operating environment,” said Fred Festa,

Grace’s Chairman, President and Chief Executive Officer.  “We are focused on finishing 2011 strong and are well positioned for the challenges of 2012.”

Third Quarter Results

Third quarter net sales of $864.2 million increased 26.7 percent compared with the prior-year quarter net sales of $682.1 million.  The increase was due to improved pricing (+18.0 percent), favorable currency translation (+6.6 percent), and higher sales volumes (+2.1 percent).  Sales in the emerging regions grew 13.7 percent.

Gross profit was $315.5 million, an increase of 28.5 percent compared with the prior-year quarter.  Gross margin of 36.5 percent improved 50 basis points compared with the prior-year quarter. The increase in gross margin was primarily due to improved pricing, which more than offset higher raw materials costs.  Gross margin decreased 30 basis points from the 2011 second quarter.

Adjusted EBIT was $141.9 million, an increase of 55.3 percent compared with $91.4 million in the prior-year quarter.  Adjusted EBIT margin was 16.4 percent compared with 13.4 percent in the prior-year quarter.  The increase in Adjusted EBIT was primarily due to the increase in sales and improved gross margin compared with the prior-year quarter.

Adjusted EBIT ROIC was 34.2 percent on a trailing four-quarter basis compared with 25.9 percent for the prior-year quarter.

Grace Davison

Sales up 29.0 percent; Segment operating income up 48.7 percent

Third quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were $591.2 million, an increase of 29.0 percent compared with the prior-year quarter. The increase was due to improved pricing (+25.3 percent) and favorable currency translation (+7.1 percent), which more than offset lower sales volumes (-3.4 percent).

Sales of this operating segment are reported by product group as follows:

•      Refining Technologies — sales of catalysts and chemical additives used by petroleum refineries were $300.8 million, an increase of 58.6 percent compared with the prior-year quarter.  Sales in this product group were favorably affected by improved pricing and favorable currency translation, partially offset by lower sales volumes.  The price increases included surcharges implemented to offset the rising cost of rare earth raw materials and higher pricing on new FCC catalyst technologies that provide enhanced value-in-use.  Customers continue to adopt Grace’s lower rare earth products developed to mitigate the significantly higher cost of rare earths without sacrificing performance.  Nearly 70 percent of customers have reformulated to at least one of the Company’s lower rare earth products.

•      Materials Technologies — sales of engineered materials, coatings and sealants used in industrial and packaging applications were $184.3 million in the third quarter, an increase of 7.5 percent compared with the prior-year quarter.  Sales in this product group were favorably affected by favorable currency translation and price increases implemented to offset rising raw materials costs, partially offset by lower sales volumes.

•      Specialty Technologies — sales of highly specialized catalysts, materials and equipment used in unique or proprietary applications and markets were $106.1 million, an increase of 9.2 percent compared with the prior-year quarter.  Sales in this product group were favorably affected by favorable currency translation, improved pricing, and higher sales volumes.

Segment gross profit was $222.4 million, an increase of 33.8 percent compared with the prior-year quarter.  Gross margin was 37.6 percent compared with 36.3 percent in the prior-year quarter and 38.1 percent in the 2011 second quarter.  The increase in gross margin compared with the prior-year quarter was primarily due to improved pricing partially offset by higher raw materials costs.

Segment operating income was $153.6 million compared with $103.3 million in the prior-year quarter, a 48.7 percent increase primarily due to higher sales and improved gross margin.  Segment operating margin was 26.0 percent compared with 22.5 percent in the prior-year quarter.

Sales of the Grace Davison operating segment for the nine months ended September 30, 2011 increased 23.9 percent compared with the prior-year period to $1,647.9 million.  Gross margin was 37.7 percent compared with 35.9 percent in the prior-year period.  Segment operating income was $417.6 million, an increase of 40.4 percent compared with the prior-year period.  Segment operating margin was 25.3 percent compared with 22.4 percent in the prior-year period.

Grace Construction Products

Sales up 22.0 percent; Emerging region sales up 25.4 percent

Third quarter sales for the Grace Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure and residential construction, were $273.0 million, an increase of 22.0 percent compared with the prior-year quarter.  The increase was due to higher sales volumes (+13.1 percent), favorable currency translation (+5.8 percent), and improved pricing (+3.1 percent).  Sales in the emerging regions increased 25.4 percent compared with the prior-year quarter.

Sales of this operating segment are reported by geographic region as follows:

•      GCP Americas — sales to customers in the Americas were $140.3 million, an increase of 24.2 percent compared with the prior-year quarter.   Sales in North America increased 21.6 percent from the prior-year quarter primarily due to higher SCC sales volumes and improved pricing. Sales in Latin America grew 35.0 percent compared with the prior-year quarter primarily due to higher sales volumes, improved pricing, and favorable currency translation.

•      GCP Europe — sales to customers in Europe, the Middle East, Africa and India were $80.8 million, an increase of 16.8 percent compared with the prior-year quarter. Sales were favorably impacted by favorable currency translation, additional sales volume from a recent acquisition, and improved pricing, partially offset by lower sales volumes in Southern Europe.

•      GCP Asia — sales to customers in Asia (excluding India), Australia and New Zealand were $51.9 million, an increase of 24.8 percent compared with the prior-year quarter.  Sales increased primarily due to higher sales volumes and favorable currency translation.

Segment gross profit was $94.1 million, an increase of 17.8 percent compared with the prior-year quarter.  Gross margin was 34.5 percent in the third quarter compared with 35.7 percent in the prior-year quarter and 34.1 percent in the 2011 second quarter.  The decrease in gross margin compared with the prior-year quarter was primarily due to higher raw material costs and the additional operating costs of new plants in the emerging regions, partially offset by improved pricing.  The increase in gross margin compared with the 2011 second quarter was primarily due to improved operating leverage and pricing.

Segment operating income for the third quarter was $30.2 million compared with $28.3 million for the prior-year quarter, a 6.7 percent increase primarily due to higher sales volumes, partially offset by lower gross margin.  Segment operating margin was 11.1 percent compared with 12.6 percent in the prior-year quarter.

Sales of the Grace Construction Products operating segment for the nine months ended September 30, 2011 increased 13.3 percent compared with the prior-year period to $738.4 million.  Gross margin was 34.1 percent compared with 35.2 percent in the prior-year period.  Segment operating income was $76.1 million, an increase of 9.3 percent compared with the prior-year period.  Segment operating margin was 10.3 percent compared with 10.7 percent in the prior-year period.

Other Expenses

Defined benefit pension expense for the third quarter was $15.9 million compared with $19.1 million for the prior-year quarter, a 16.8 percent decrease.  The decrease in expense was primarily due to benefits from an accelerated plan contribution of approximately $180 million made in March 2011 and good plan asset performance in the U.S. in 2010.

Interest expense was $11.1 million for the third quarter compared with $10.2 million for the prior-year quarter.  The annualized weighted average interest rate on pre-petition obligations for the third quarter was 3.5 percent.

Income Taxes

Income taxes are recorded at a global effective tax rate of approximately 32 percent before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.

Grace has not had to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits have fully offset U.S. taxable income.  Income taxes in foreign jurisdictions are generally paid in cash.  Grace expects to generate significant U.S. Federal net operating losses upon emergence from bankruptcy.  Income taxes paid in cash, excluding tax settlements, were $28.2 million for the nine months ended September 30, 2011, or approximately 9 percent of income before income taxes.

Cash Flow Performance Measure

Adjusted Operating Cash Flow was $289.6 million for the nine months ended September 30, 2011, compared with $228.0 million in the prior-year period.  Capital expenditures were $97.1 million compared with $69.0 million for the prior-year period.  Net working capital days were 62 days for the third quarter, compared with 56 days in the prior-year quarter and 56 days in the 2011 second quarter.  Higher rare earth costs added approximately $100 million and six days to net working capital as of September 30, 2011.

2011 Outlook Update

Grace expects 2011 sales to be $3.18 to $3.20 billion, compared with $3.20 to $3.30 billion in the July 26, 2011 outlook. Grace expects to maintain its 2011 gross margin within its 35-37 percent target range.

Grace expects 2011 Adjusted EBIT to be $465 to $480 million, and expects 2011 Adjusted EBITDA to be $585 to $600 million. These ranges are unchanged from the July 26, 2011 outlook.

Grace is unable to make a reasonable estimate of the income effects of the consummation of the Joint Plan of Reorganization (the “Plan”) because the value of certain consideration payable to the asbestos trusts under the Plan (primarily the deferred payments and the warrants) will not ultimately be determined until the effective date of the Plan, the timing of which is uncertain.  When the Plan is consummated, Grace expects to reduce its liabilities subject to compromise, including asbestos-related contingencies, recognize the value of the deferred payments and the warrants and recognize expense for the costs of consummating the Plan and the income tax effects of these items.

Chapter 11 Proceedings

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On January 31, 2011, the Bankruptcy Court issued an order confirming the Plan.  The confirmation order must next be affirmed by the United States District Court.  On June 28-29, 2011, the District Court heard oral arguments on affirmation and appeals to the confirmation order.  The timing of Grace’s emergence from Chapter 11 will depend on affirmation of the Plan by the District Court and the satisfaction or waiver of the other conditions set forth in the Plan, including the resolution of any further appeals.  Grace is preparing to consummate the Plan as quickly as practicable.  The Plan sets forth how all pre-petition claims and demands against Grace will be resolved.  See Grace’s most recent periodic reports filed with the SEC for a detailed description of the Plan.

Investor Call

Grace will discuss these results during an investor conference call and webcast today starting at 1:00 p.m. ET.  To access the call and webcast, interested participants should go to the Investor Information — Investor Presentations portion of the company’s web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.866.730.5765 (international callers dial +1.857.350.1589) and entering conference ID #85283965.  Investors are advised to access the call at least ten minutes early in order to register.  An audio replay will be available at 4:00pm on October 25 and will be accessible by dialing +1.888.286.8010 (international callers dial +1.617.801.6888) and entering conference call ID #47995987.

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Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s web site at www.grace.com.

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This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding Grace’s Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace’s bankruptcy, proposed plan of reorganization and settlements with certain creditors, the cost and availability of raw materials (including rare earth) and energy, developments affecting Grace’s underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging regions, acquisitions and divestitures of assets and gains and losses from dispositions or impairments, the effectiveness of its research and development and growth investments, its legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace’s projections and forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

Chart 1

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions, except per share amounts	2011	2010	2011	2010

Net sales	$864.2	$682.1	$2,386.3	$1,982.0
Cost of goods sold	548.7	436.6	1,515.1	1,278.3
Gross profit	315.5	245.5	871.2	703.7

Selling, general and administrative expenses	147.3	123.9	421.8	376.2
Restructuring expenses and related asset impairments	0.1	5.7	1.0	9.1
Research and development expenses	16.8	14.8	49.1	44.9
Defined benefit pension expense	15.9	19.1	47.5	57.3
Interest expense and related financing costs	11.1	10.2	32.5	31.1
Provision for environmental remediation	1.1	—	1.6	—
Chapter 11 expenses, net of interest income	4.4	3.6	16.9	14.4
Equity in earnings of unconsolidated affiliates	(5.5)	(1.7)	(13.2)	(13.0)
Other (income) expense, net	2.7	(2.1)	0.8	0.2
Total costs and expenses	193.9	173.5	558.0	520.2
Income before income taxes	121.6	72.0	313.2	183.5
Provision for income taxes	(40.4)	(17.1)	(102.5)	(20.9)
Net income	81.2	54.9	210.7	162.6
Less: Net loss (income) attributable to noncontrolling interests	0.1	—	0.6	(0.4)
Net income attributable to W. R. Grace & Co. shareholders	$81.3	$54.9	$211.3	$162.2

Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$1.10	$0.75	$2.87	$2.23
Weighted average number of basic shares	73.7	72.8	73.5	72.7

Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$1.07	$0.74	$2.80	$2.17
Weighted average number of diluted shares	75.7	74.3	75.5	74.6

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 2

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

	Three Months Ended September 30,					Nine Months Ended September 30,
(in millions)	2011	2010	$ Change	% Change		2011	2010	$ Change	% Change
Net sales:
Grace Davison	$591.2	$458.3	$132.9	29.0%		$1,647.9	$1,330.4	$317.5	23.9%
Refining Technologies	300.8	189.6	111.2	58.6%		785.4	540.6	244.8	45.3%
Materials Technologies	184.3	171.5	12.8	7.5%		545.8	506.6	39.2	7.7%
Specialty Technologies	106.1	97.2	8.9	9.2%		316.7	283.2	33.5	11.8%

Grace Construction Products	273.0	223.8	49.2	22.0%		738.4	651.6	86.8	13.3%
Americas	140.3	113.0	27.3	24.2%		379.0	333.4	45.6	13.7%
Europe	80.8	69.2	11.6	16.8%		217.4	203.5	13.9	6.8%
Asia Pacific	51.9	41.6	10.3	24.8%		142.0	114.7	27.3	23.8%
Total Grace net sales	$864.2	$682.1	$182.1	26.7%		$2,386.3	$1,982.0	$404.3	20.4%
Net sales by region:
North America	$289.9	$215.3	$74.6	34.6%		$788.2	$633.5	$154.7	24.4%
Europe Middle East Africa	336.9	268.3	68.6	25.6%		934.6	789.8	144.8	18.3%
Asia Pacific	155.1	125.2	29.9	23.9%		435.9	348.5	87.4	25.1%
Latin America	82.3	73.3	9.0	12.3%		227.6	210.2	17.4	8.3%
Total net sales by region	$864.2	$682.1	$182.1	26.7%		$2,386.3	$1,982.0	$404.3	20.4%

Profitability performance measures: (A)(B)(C)
Adjusted EBIT
Grace Davison segment operating income	$153.6	$103.3	$50.3	48.7%		$417.6	$297.5	$120.1	40.4%
Grace Construction Products segment operating income	30.2	28.3	1.9	6.7%		76.1	69.6	6.5	9.3%
Corporate support functions (including performance based compensation)	(18.3)	(16.7)	(1.6)	(9.6)%		(56.3)	(47.7)	(8.6)	(18.0)%
Other corporate costs (including environmental remediation)	(7.7)	(4.4)	(3.3)	(75.0)%		(19.5)	(15.3)	(4.2)	(27.5)%
Defined benefit pension expense (C)	(15.9)	(19.1)	3.2	16.8%		(47.5)	(57.3)	9.8	17.1%
Adjusted EBIT	141.9	91.4	50.5	55.3%		370.4	246.8	123.6	50.1%
Chapter 11- and asbestos-related costs, net	(9.3)	(3.8)	(5.5)	(144.7)%		(24.0)	(24.1)	0.1	0.4%
Restructuring expenses and related asset impairments	(0.1)	(5.7)	5.6	98.2%		(1.0)	(9.1)	8.1	89.0%
Interest expense and related financing costs	(11.1)	(10.2)	(0.9)	(8.8)%		(32.5)	(31.1)	(1.4)	(4.5)%
Interest income of non-Debtor subsidiaries	0.3	0.3	—	—%		0.9	0.6	0.3	50.0%
Provision for income taxes	(40.4)	(17.1)	(23.3)	(136.3)%		(102.5)	(20.9)	(81.6)	NM
Net income attributable to W.R. Grace & Co. shareholders	$81.3	$54.9	$26.4	48.1%		$211.3	$162.2	$49.1	30.3%

Diluted EPS (GAAP)	$1.07	$0.74	$0.33	44.6%		$2.80	$2.17	$0.63	29.0%
Adjusted EPS (non-GAAP)	$1.16	$0.76	$0.40	52.6%		$3.06	$1.98	$1.08	54.5%

Chapter 11- and asbestos-related costs, net:
Chapter 11 expenses, net of filing entity interest income	$4.4	$3.6	$0.8	22.2%		$16.9	$14.4	$2.5	17.4%
Legal defense costs	—	0.1	(0.1)	(100.0)%		—	0.1	(0.1)	(100.0)%
Asbestos administration costs	1.1	1.3	(0.2)	(15.4)%		3.4	4.8	(1.4)	(29.2)%
Provision for environmental remediation related to asbestos, net	(0.1)	—	(0.1)	(100.0)%		0.3	—	0.3	100.0%
D&O insurance cost related to Chapter 11	0.4	0.8	(0.4)	(50.0)%		1.2	2.6	(1.4)	(53.8)%
Chapter 11 financing related (D):
Translation effects- intercompany loans	27.3	(35.2)	62.5	177.6%		—	19.0	(19.0)	(100.0)%
Value of currency forward contracts - intercompany loans	(23.6)	30.9	(54.5)	(176.4)%		0.7	(20.7)	21.4	103.4%
Certain other currency translations costs, net	(0.2)	2.2	(2.4)	(109.1)%		1.5	3.8	(2.3)	(60.5)%
COLI income, net	—	0.1	(0.1)	(100.0)%		—	0.1	(0.1)	(100.0)%
Chapter 11- and asbestos-related costs, net:	$9.3	$3.8	$5.5	144.7%		$24.0	$24.1	$(0.1)	(0.4)%

Profitability performance measures:
Gross profit percentage:
Grace Davison	37.6%	36.3%	NM	1.3	pts	37.7%	35.9%	NM	1.8	pts
Grace Construction Products	34.5%	35.7%	NM	(1.2	)pts	34.1%	35.2%	NM	(1.1	)pts
Total Grace	36.5%	36.0%	NM	0.5	pts	36.5%	35.5%	NM	1.0	pts

Adjusted EBIT and Adjusted EBITDA: (A)
Adjusted EBIT	$141.9	$91.4	$50.5	55.3%		$370.4	$246.8	$123.6	50.1%
Depreciation and amortization	31.0	27.2	3.8	14.0%		89.9	86.9	3.0	3.5%
Adjusted EBITDA	$172.9	$118.6	$54.3	45.8%		$460.3	$333.7	$126.6	37.9%

Operating margin as a percentage of sales: (B)(C)
Grace Davison segment operating income	26.0%	22.5%	NM	3.5	pts	25.3%	22.4%	NM	2.9	pts
Grace Construction Products segment operating income	11.1%	12.6%	NM	(1.5	)pts	10.3%	10.7%	NM	(0.4	)pts
Adjusted EBIT	16.4%	13.4%	NM	3.0	pts	15.5%	12.5%	NM	3.0	pts
Adjusted EBITDA	20.0%	17.4%	NM	2.6	pts	19.3%	16.8%	NM	2.5	pts

Chart 2 (cont.)

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change
Cash flow performance measure:
Net income attributable to W.R. Grace & Co. shareholders	$81.3	$54.9	$26.4	48.1%	$211.3	$162.2	$49.1	30.3%
Chapter 11- and asbestos-related costs, net	9.3	3.8	5.5	144.7%	24.0	24.1	(0.1)	(0.4)%
Restructuring expenses and related asset impairments	0.1	5.7	(5.6)	(98.2)%	1.0	9.1	(8.1)	(89.0)%
Interest expense and related financing costs	11.1	10.2	0.9	8.8%	32.5	31.1	1.4	4.5%
Interest income of non-Debtor subsidiaries	(0.3)	(0.3)	—	—%	(0.9)	(0.6)	(0.3)	(50.0)%
Provision for income taxes	40.4	17.1	23.3	136.3%	102.5	20.9	81.6	NM
Adjusted EBIT	141.9	91.4	50.5	55.3%	370.4	246.8	123.6	50.1%
Depreciation and Amortization	31.0	27.2	3.8	14.0%	89.9	86.9	3.0	3.5%
Adjusted EBITDA	172.9	118.6	54.3	45.8%	460.3	333.7	126.6	37.9%
Defined benefit pension expense	15.9	19.1	(3.2)	(16.8)%	47.5	57.3	(9.8)	(17.1)%
Change in net working capital	(14.4)	(25.2)	10.8	42.9%	(134.8)	(50.5)	(84.3)	(166.9)%
Change in other assets and liabilities	24.3	14.0	10.3	73.6%	13.7	(43.5)	57.2	131.5%
Capital expenditures	(39.4)	(26.8)	(12.6)	(47.0)%	(97.1)	(69.0)	(28.1)	(40.7)%
Adjusted Operating Cash Flow (A)	$159.3	$99.7	$59.6	59.8%	$289.6	$228.0	$61.6	27.0%

Calculation of Adjusted EBIT return on invested capital (trailing four quarters): (A)
Adjusted EBIT	$450.0	$307.3
Invested Capital:
Trade accounts receivable	480.2	420.6
Inventories	355.1	267.4
Accounts payable	(270.7)	(217.7)
	564.6	470.3
Other current assets	107.1	88.1
Properties and equipment, net	719.1	673.8
Goodwill	149.0	116.6
Investments in unconsolidated affiliates	69.3	58.4
Other assets	111.5	100.4
Other current liabilities	(348.6)	(262.1)
Other liabilities	(57.4)	(58.8)
Total Invested Capital	$1,314.6	$1,186.7

Adjusted EBIT return on invested capital	34.2%	25.9%

Amounts may not add due to rounding.

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 3

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended
	September 30,
In millions	2011	2010
Operating Activities

Net income	$210.7	$162.6
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	89.9	86.9
Equity in earnings of unconsolidated affiliates	(13.2)	(13.0)
Provision for income taxes	102.5	20.9
Income taxes paid, net of refunds	(38.3)	(21.8)
Defined benefit pension expense	47.5	57.3
Payments under defined benefit pension arrangements	(260.0)	(48.6)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	(86.8)	(48.0)
Inventories	(89.3)	(47.5)
Accounts payable	54.8	40.2
All other items, net	36.9	(22.9)
Net cash provided by operating activities	54.7	166.1
Investing Activities
Capital expenditures	(97.1)	(69.0)
Businesses acquired, net of cash acquired	(55.8)	(2.7)
Transfer to restricted cash and cash equivalents	(27.7)	(81.1)
Other investing activities	6.8	3.2
Net cash used for investing activities	(173.8)	(149.6)
Financing Activities
Net (repayments) borrowings under credit arrangements	10.0	(0.4)
Proceeds from exercise of stock options	10.3	7.9
Other financing activities	4.7	1.3
Net cash provided by financing activities	25.0	8.8
Effect of currency exchange rate changes on cash and cash equivalents	2.2	1.0
Increase (decrease) in cash and cash equivalents	(91.9)	26.3
Cash and cash equivalents, beginning of period	1,015.7	893.0
Cash and cash equivalents, end of period	$923.8	$919.3

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 4

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
In millions	2011	2010

ASSETS
Current Assets
Cash and cash equivalents	$923.8	$1,015.7
Restricted cash and cash equivalents	125.5	97.8
Trade accounts receivable, less allowance of $8.0 (2010- $7.0)	475.9	380.8
Accounts receivable - unconsolidated affiliate	4.3	5.3
Inventories	355.1	259.3
Deferred income taxes	72.1	54.7
Other current assets	107.1	90.6
Total Current Assets	2,063.8	1,904.2

Properties and equipment, net	719.1	702.5
Goodwill	149.0	125.5
Deferred income taxes	843.1	845.0
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	40.3	35.6
Investments in unconsolidated affiliates	69.3	56.4
Other assets	116.8	102.5
Total Assets	$4,501.4	$4,271.7

LIABILITIES AND EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$46.8	$37.0
Debt payable - unconsolidated affiliate	2.4	2.3
Accounts payable	265.5	207.1
Accounts payable - unconsolidated affiliate	5.2	8.5
Other current liabilities	352.7	278.0
Total Current Liabilities	672.6	532.9

Debt payable after one year	3.0	2.9
Debt payable - unconsolidated affiliate	17.8	12.6
Deferred income taxes	36.8	34.6
Underfunded and unfunded defined benefit pension plans	450.9	539.8
Other liabilities	45.5	43.6
Total Liabilities Not Subject to Compromise	1,226.6	1,166.4

Liabilities Subject to Compromise
Debt plus accrued interest	933.9	911.4
Income tax contingencies	90.0	93.8
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	138.5	144.0
Postretirement benefits	189.9	181.1
Other liabilities and accrued interest	146.8	143.8
Total Liabilities Subject to Compromise	3,199.1	3,174.1
Total Liabilities	4,425.7	4,340.5

Equity (Deficit)
Common stock	0.7	0.7
Paid-in capital	468.6	455.9
Retained earnings	243.0	31.7
Treasury stock, at cost	(38.0)	(45.9)
Accumulated other comprehensive loss	(605.1)	(518.1)
Total W. R. Grace & Co. Shareholders’ Equity (Deficit)	69.2	(75.7)
Noncontrolling interests	6.5	6.9
Total Equity (Deficit)	75.7	(68.8)
Total Liabilities and Equity (Deficit)	$4,501.4	$4,271.7

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 5

W. R. Grace & Co. and Subsidiaries

Adjusted Earnings Per Share (unaudited)

	Three Months Ended September 30, 2011				Nine Months Ended September 30, 2011
	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$1.07				$2.80

Restructuring charges and related asset impairments	$0.1	$—	$0.1	—	$1.0	$0.3	$0.7	0.01
Chapter 11- and asbestos-related costs, net	9.3	3.0	6.3	0.08	24.0	6.8	17.2	0.23

Discrete tax items:
U.S. federal income tax settlement		1.8	(1.8)	(0.02)		1.8	(1.8)	(0.02)
Discrete tax items, including adjustments to uncertain tax positions		(2.3)	2.3	0.03		(2.7)	2.7	0.04

Adjusted EPS (non-GAAP) (A)				$1.16				$3.06

	Three Months Ended September 30, 2010				Nine Months Ended September 30, 2010
	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.74				$2.17

Restructuring charges and related asset impairments	5.7	1.5	4.2	0.06	$9.1	$2.5	$6.6	0.09
Chapter 11- and asbestos-related costs, net	3.8	0.3	3.5	0.05	24.1	6.7	17.4	0.23

Discrete tax items:
U.S. federal income tax settlement		—	—	—		16.9	(16.9)	(0.23)
Discrete tax items, including adjustments to uncertain tax positions		7.0	(7.0)	(0.09)		21.0	(21.0)	(0.28)

Adjusted EPS (non-GAAP) (A)				$0.76				$1.98

The Notes to the Financial Information are included as part of the Earnings Release.

(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations.  Adjusted EBIT means net income adjusted for interest income and expense, income taxes, Chapter 11- and asbestos-related costs, net, restructuring expenses and related asset impairments and gains and losses on sales of product lines and other investments.  Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization.  Adjusted Operating Cash Flow means Adjusted EBITDA plus pension expense plus or minus the change in net working capital and specified other assets and liabilities minus capital expenditures.  Adjusted Operating Cash Flow excludes the cash flow effects of income taxes, defined benefit pension arrangements, Chapter 11- and asbestos- related costs, net, and any restructuring or divestment activities.  Grace uses Adjusted EBIT and Adjusted Operating Cash Flow as performance measures in significant business decisions.  Adjusted EPS means Diluted EPS adjusted for restructuring expenses and related  asset impairments, Chapter 11- and asbestos-related costs, net, and certain discrete tax items.  Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted EBIT, Adjusted EPS, Adjusted EBITDA, Adjusted Operating Cash Flow, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance.  These measures are provided to distinguish the operating results of Grace’s current business base from the income and expenses of items related to asbestos and Chapter 11.

(B): Grace’s segment operating income includes only Grace’s share of income from consolidated and unconsolidated joint ventures.

(C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Grace Davison and Grace Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

(D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities.  In addition, Grace has accumulated significant cash during its bankruptcy.  The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace’s emergence from bankruptcy.  Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as Chapter 11- and asbestos- related costs, net.

NM — Not Meaningful